Inuvo, Inc.
Third Quarter 2016 Conference Call
October 26, 2016

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2016 Third Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald (Investor Relations) Comments:

Thank you Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo third quarter 2016 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, congratulations on the return to sequential growth in Q3, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Alan, and thanks everyone for joining us.

We recovered well from a softer than expected second quarter with Revenue up strongly to $17.5 million or 12% growth on a sequential basis. For the 9-month period, year over year growth was 5% and while our second quarter performance clearly impacted the short term, we remain on track, from a growth perspective, to reach our $25 million quarterly run rate target by the end of 2017. We expect to continue sequential growth through the fourth quarter of 2016.

In Q3 we delivered $420 thousand dollars, or $0.02 cents per share of Non GAAP Adjusted EBITDA, up nearly 50% over the second quarter. Wally will review the reconciliation between GAAP and Non-GAAP income in his comments.

At the end of Q3, we had cash on hand of $3.6 million dollars and we remained free of bank debt. We also renewed, under similar terms, our $10-million-dollar bank revolving credit agreement for an additional two years.

From a Segment perspective, the Owned and Operated business represented 65% of overall revenue and the Partner business 35%. We continue to experience mobile expansion, with 58% of overall revenue from mobile sources in the quarter, up from 38% in 2015.

The Partner Network returned to sequential growth in the quarter with Revenue of $6.2 million, up strongly at 30% from the prior quarter and in line with the baseline Q4-2015 Quarter we had previously messaged as the best starting point comparison for this business following revenue reporting changes between segments that occurred in 2015.

We’ve seen a stabilization of the demand issues we reported in Q2 and we see renewed focus on growth within one of our major advertising suppliers post the announcement of their planned acquisition. New opportunities, particularly in mobile, may accelerate and we are actively working on a number of deals that should continue to support sequential growth.

We continue to see encouraging signs within SearchLinks. The number of Ad clicks generated within this new product line was up 20% over the previous quarter and revenue collected from SearchLinks publishers was up 15%.

We’ve experienced growth in share within many of our existing SearchLinks publishing partners and we continue to expand the technology foundation of the product to meet the needs of Publishers and the competitive threats of the marketplace.

Specifically, we are currently testing within our O/O properties the use of behavioral targeting as a compliment to the contextual targeting currently deployed universally within SearchLinks.

With this feature, we will have the ability to determine, in real time, whether or not we should show an ad based on the content of the page currently being engaged, or show an ad based on a visitors’ previous search or content engagement experience. We will of course have the ability to optimize between these Ad-Serving options based on the earnings potential to Inuvo.

These enhancements should allow for market share expansion and ultimately, as the product scales, margin enhancement. Performance to date on this new feature within the O/O business has been encouraging.

The Owned / Operated Network also experienced sequential growth, up 4% to $11.3 million dollars in the Quarter. The segment was down year-over-year in part because of the same demand issues that impacted overall performance through Q2 and into early Q3.

We’ve been an early adopter of Header Bidding, a programmatic technique wherein we can offer up our O/O Ad-Placement opportunities to multiple Ad-Suppliers. This technique offers us the absolute best chance to get the highest payment for non-SearchLinks Ad-Inventory on our O/O pages. We’ve seen a 15 to 20% increase over the amount we collect from Advertisers by using this evolving technique.

What’s equally promising for us and specifically the result of synergies between segments is the future opportunity for the SearchLinks product within Header Bidding. As we learn how to optimize these Ad Placements on our own sites as a Publisher, we will be in a position to leverage the opposite or supply side of this header Bidding marketplace by developing SearchLinks Ad-Products specifically designed for the Header Bidding marketplace which could expand our reach for the Product to thousands of Publishers.

We produced over 75 original videos in the quarter, the majority of which were in the Health, Travel, Living and the EarnSpendLive site. We expect to be developing more videos over the months, including some developed and branded with direct advertising partners. We are also doing direct advertiser deals with other pieces of ALOT content, including within the Automotive vertical which we launched some months back at AUTO.ALOT.COM.

We also launched the compliment to the EarnSpendLive site with TheEssentialBS site. This property is targeted at 25-35-year-old men. Within EarnSpendLive, we also created a weekly series called RealTalk with a number of interviews with prominent CEO’s.

We’ve also completed our first content syndication deal with thefinancialdiet.com. In this model we effectively lease our content to others and benefit from the consumer traffic it generates for ALOT, a great example of how we can repurpose proprietary content, the cost of which has already been spent, to attract an audience.

With that, I’d now like to turn the call over to Wally.

Wally Ruiz (CFO) Comments:

Thank you Rich; good afternoon everyone. We reported today the results of our third quarter.

Inuvo reported revenue of $17.5 million for the quarter that ended September 30, 2016; a 12% increase from the immediate prior quarter and a 9% decrease from the $19.3 million reported in the same quarter last year. For the nine months ended September 30, 2016, Inuvo reported revenue of $51.9 million, a 5% increase over the same nine-month period last year.

EBITDA, adjusted for stock based compensation expense, a non-GAAP financial measure was $420 thousand in the quarter that ended September 30, 2016 or 2-cent per share; compared to $282 thousand or 1-cent per share in the immediate prior quarter and compared to $1.3 million or 5-cents per diluted share in the same quarter of the prior year.

For the first nine months of 2016, adjusted EBITDA delivered $2 million dollars or 8-cents per Share compared to $3.1 million or 13-cents per diluted share for the same period last year.

On a GAAP basis, Inuvo reported a net loss of $263 thousand or 2-cents net loss per share in the quarter ended September 30, 2016. In the same quarter last year, we reported a net income of $651 thousand or 3-cents per diluted share.

We exited the second quarter of 2016 with a plan to remedy the demand weakness we identified on our last call and the strong third quarter over second quarter growth reflects our recovery from those issues.

The Partner Network delivers advertisements to our partners’ websites and applications. The Partner Network reported $6.2 million in the third quarter of this year compared to $4.7 million in the immediate prior quarter and $7.2 million in the same quarter last year.

As we have reported in prior teleconferences, 2015 had a number of inter-segment revenue transfer events that make year over year comparisons at the segment level not entirely “apples-to-apples”. As a result, we have also said on prior calls that the best starting quarter comparison for the Partner segment is Q4-2015, where we delivered $6.2 million in revenue.

With that said, third quarter revenue of $6.2 million was in line with Q4 2015 revenue, a seasonally high quarter, but more importantly up 30% higher than the immediate prior quarter revenue. The current trend indicates that Partner Network revenue in the fourth quarter will continue to exceed the third quarter revenue.

The Owned & Operated Network is made up of a collection of websites and apps we own and where income is derived from advertisements. The Owned & Operated Network represented 65% of the company’s total revenue in the third quarter of this year. The Owned & Operated Network reported $11.3 million of revenue in the third quarter of 2016 compared to $10.9 million in the immediate prior quarter and a $12 million in the same quarter last year. The Owned & Operated revenue in the third quarter exceeded the immediate prior quarter by 4%.

Inuvo gross profit in the third quarter of 2016 was $12.3 million compared to $11.7 million in the immediate prior quarter and a $13.3 million in the same quarter last year.

Gross profit as a percent of revenue or gross margin was 71% in the third quarter of 2016 compared to 69% in the same quarter last year. The increase in the percentage is largely due to the mix between Partner and Owned & Operated revenue shifting more toward the higher margin Owned & Operated Network.

Partner Network gross profit in the third quarter of 2016 was approximately $1.1 million compared to $797 thousand in the immediate prior quarter and a $1.4 million in the same quarter last year. The lower gross profit in this year’s quarter compared to the same period last year is due to both lower revenue and to lower average RPCs (revenue per click) this year compared to the same period last year.

Gross Profit in the Owned & Operated segment in the third quarter of 2016 was $11.3 million compared to $12.0 million last year. The lower gross profit in this year’s quarter compared to last year is due entirely to the lower revenue reported this year.

Operating expense, which is comprised of Marketing costs, Compensation and Selling, general & administration expense was $12.8 million in the third quarter of 2016 compared to $12.7 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $9.9 million in the third quarter of 2016, a $233 thousand decrease from the same quarter in the prior year.

Compensation expense increased by $110 thousand to $1.7 million in the third quarter of 2016 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost associated with additional hiring. At September 30, 2016, we had 70 full- and part-time employees; a year earlier we had 61 full- and part-time employees.

S,G&A or Selling, general & administration expense was $1.2 million in the third quarter of 2016 compared to $1 million in the same quarter in the prior year. The higher expense this year is due to higher depreciation and amortization expense and a credit adjustment made last year associated with the unamortized portion of the Arkansas grant.

We expect marketing costs to increase in coming quarters commensurate with the growth in the Owned & Operated Network revenue. We expect compensation expense to increase modestly to support technology development and our sales initiatives. We expect S, G & A expense to remain relatively flat.

Net interest expense was $26 thousand in the third quarter of 2016, roughly the same as last year.

The current year quarter included a net income gain of $171 thousand or $0.01 per share for the final adjustment and closing of our European subsidiaries, which have been classified as discontinued operations for many years. Adjusted EBITDA of $420 thousand, or 2 cents per share does not include net income from discontinued operations.

At September 30, 2016, we had cash and cash equivalents of $3.6 million and no bank debt. The balance sheet continues to strengthen and the current ratio improved to .97 at September 30, 2016 from .88 at December 31, 2015.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Comments:

Thanks Wally.

We made solid progress in Q3 coming off a weak Q2. We typically see strong demand from advertisers beginning in November through Christmas and expect to see sequential growth in the final quarter of the year.

As we look out towards 2017 advancements we’ve made in areas like behavioral targeting with SearchLinks, expanded content in video and on new sites like Auto along with a growing cadre of direct advertiser relationships support our goal to get to $25 million by Q4 2017, which implies a run rate of $100 million.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.